Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 14th day of November, 2003, by and between STONE MOUNTAIN INDUSTRIAL PARK, INC., a Georgia corporation (hereinafter referred to as “Lessor”) and SIMPSON STRONG-TIE COMPANY, INC., a California corporation (hereinafter referred to as “Lessee”).

W I T N E S S E T H:

1.               Premises.  In consideration of the rents to be paid and the covenants to be performed by Lessee upon the terms and conditions set forth herein, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, that certain 112,000 square foot building commonly known as 8701 Jesse B. Smith Court, Jacksonville, Florida, together with the right to use parking and trucking areas from time to time designated by Lessor or as may be shown on the site plan attached hereto as Exhibit A and hereby made a part hereof (hereinafter called the “Premises”). The Premises are located on that certain tract or parcel of land more particularly described as follows:

A parcel of land situated in Section 34, Township 1 South, Range 25 East, Duval County Florida, being a portion of Unit 1, Westside Industrial Park Subdivision as recorded in Plat Book 46, page 84A-E of the Public Records of Duval County, Florida, and being more particularly described as follows:

Begin at the northernmost point of the rounded intersection of the northern right of way of Westside Industrial Drive (80’ r/w) and the western right of way of Bulls Bay Hwy. (130’ r/w); running thence along the western right of way of Bulls Bay Hwy. (130’ r/w) and a curve to the right (said curve having a chord bearing of N 15°35’36” E, a chord distance of 95.08 feet, and a radius of 751.05 feet) an arc distance of 95.13 feet to a point; running thence along said right of way N 0°00’00” E a distance of 553.05 feet to a point; running thence and leaving said right of way S 89°39’32” W a distance of 129.85 feet to a point; running thence N 0°00’00” W a distance of 1021.33 feet to a point; running thence S 89°39’32” W a distance of 800.00 feet to a point; running thence S 89°39’32” W a distance of 841.58 feet to a point and the TRUE POINT OF BEGINNING; running thence S 0°00’00E a distance of 635.47 feet to a point lying on the northern right of way of Jesse B. Smith Ct. (80’ r/w); running thence along said right of way N 89°57’38” W a distance of 87.74 feet to a point; running thence along said right of way and a curve to the right (said curve having a chord bearing of N 55°48’33” W, a chord distance of 28.10 feet and a radius of 25.00 feet) an arc distance of 29.84 feet to a point; running thence along said right of way and a curve to the left (said curve having a chord bearing of S 34°11’27” W, a chord distance of 115.80 feet and a radius of 70.00 feet) an arc distance of 303.46 feet to a point; running thence and leaving said right of way N 88°48’33” W a distance of 662.11 feet to a point; running thence N 01°11’27” E a distance of 697.02 feet to a point; running thence S 89°39’32” E a distance of 823.55 feet to a point and the TRUE POINT OF BEGINNING.

This Lease is subject to all encumbrances, easements, covenants and restrictions of record and to the Declaration of Covenants, Restrictions and Easements for Westside Industrial Park.

2.               Term.  To have and to hold for a term of Seven (7) years, said term to begin the 1st day of February, 2004, and to end at midnight on the 31st day of January,  2011, unless sooner terminated as hereinafter provided.

3.               Base Rent.  Lessee shall pay to Lessor monthly base rent of $33,198 due on the first day of each month in advance, without offset or demand, commencing on February 1, 2004.  In addition to rent, Lessee shall pay monthly in advance concurrent with rental payments, all applicable State and Local Sales Tax on all sums due under this Lease. As of the date of execution of this Lease, the current applicable State and Local Sales Tax rate is 7%. In the event Lessee fails to pay the rent or any other payment called for under this Lease within ten (10) days of the time period specified, Lessee shall pay as additional rent a late charge equal to five percent (5%) of the unpaid amount, which late charge shall be paid with the required payment. Monthly base rent for any fractional calendar month shall be prorated.

“Consumer Price Index”, as used herein, shall mean “The Consumer Price Index for All Urban Consumers (CPI-U), All Items, U.S. City Average (1982-1984 equals 100), published be the United States Department of Labor, Bureau of Labor Statistics.”

Effective at the end of every three and one-half Lease Years, the Base Rent set forth above shall be increased by the same percentage by which the Consumer Price Index shall have increased from the Base Period to the month immediately preceding the month of the commencement of the new Lease Year.  The “Base Period” as used herein, shall mean the first month of occupancy under this Lease.  During any Lease Year within the lease term which is less than twelve (12) full months, any amount to be paid with respect to such period shall be pro-rated, based on the actual number of days of the partial Lease Year and assuming each month to have thirty (30) days.  In the event the Consumer Price Index referenced herein is discontinued parties shall accept comparable statistics on the purchasing power of the consumers’ dollars as published at the time of said discontinuation by a responsible periodical of recognized authority to be chosen by the parties.  In no event shall the monthly rent be less than the monthly rent from the previous Lease Year.

4.  Utilities.  Lessee shall place utility bills of all types in its name and shall pay same, along with all assessments pertaining to the Premises, including, but not limited to, water, sewer, natural gas, electricity, fire protection and sanitary pick up bills for the Premises, or used by Lessee in connection therewith.  If Lessee does not pay same, Lessor may pay the same and such payment shall be added to and treated as additional rental of the Premises.  Lessor shall in no event be liable for any failure or interruption of utility or other services to the Premises.

5.               Mortgagee’s Rights.  Lessee’s rights under this Lease shall be subject to any bona fide mortgage, deed of trust, deed to secure debt or other security instrument which is now, or may hereafter be, placed upon the Premises by Lessor, and Lessee agrees to execute and deliver such documentation as may be required to evidence such subordination within ten (10) days of receipt of a request for such execution.

6.               Maintenance and Repairs by Lessee.  Lessee shall not allow the Premises to fall out of repair or deteriorate, and, at Lessee’s own expense, Lessee shall keep and maintain the Premises in good order and repair, except portions of the Premises to be repaired by Lessor under terms of Paragraph 7 below and keep the Premises free and clear of trash and debris and in a clean and sanitary condition, free from pests and rodents.  In the event Lessee fails to make said repairs, Lessor may, but shall not be obligated to, make such repairs, in which event, Lessee shall promptly reimburse Lessor, as additional rent, for all expenses incurred thereby.  Lessee also agrees to keep all systems pertaining to water, fire protection, drainage, sewer, electrical, heating, ventilation, air conditioning and lighting in good order and repair, and shall maintain at all times a maintenance contract for the heating, ventilation and air conditioning equipment with an HVAC contractor approved by Lessor.  Said maintenance contract shall provide for inspection and filter changes at least every sixty (60) days. Lessee covenants and agrees that during the term of this Lease and for such further time as Lessee, or any person claiming under it, shall hold the Premises or any part thereof, it shall not cause the estate of Lessor in the Premises to become subject to any lien, charge or encumbrance whatsoever, it being agreed that Lessee shall have no authority, express or implied, to create any lien, charge or encumbrance upon the estate of Lessor in the Premises.

7.               Repairs by Lessor.  Lessor agrees to keep in good repair the grounds, roof, foundations, paved areas and exterior walls, excluding painting, glass and doors.  Lessor gives to Lessee exclusive control over the Premises and shall be under no obligation to inspect the Premises.  Lessee shall promptly notify Lessor of any damage covered under this paragraph, and Lessor shall be under no duty to repair unless it receives notice of such damage. Notwithstanding the foregoing, Lessee and not Lessor shall be responsible for any repairs or maintenance necessitated by Lessee’s negligence or misuse of the Premises or other portions of the building or grounds.

8.               Modifications and Alterations to the Premises.  No modifications or alterations to the Premises or openings cut through the roof shall be made by Lessee without the prior written consent of Lessor.  In the event any such modifications or alterations are performed, same shall be completed in accordance with all applicable codes and regulations.  Any alterations or improvements to the Premises made by Lessee shall at once become the property of Lessor and shall be surrendered to Lessor upon the expiration or prior termination of this Lease; provided, however, Lessor, at its option, may require Lessee to remove any improvements or repair any alterations in order to restore the Premises to the condition existing at the time Lessee took possession.

9.               Removal of Fixtures.  Lessee shall remove all trade fixtures and equipment which Lessee has placed in the Premises prior to the expiration of the Lease Term, provided Lessee repairs all damages to the Premises caused by such removal.  Lessee shall not remove, under any circumstances, the following:  heating, ventilating, air conditioning, plumbing, electrical and lighting system equipment and fixtures or dock levelers.  In the event this Lease is terminated for any reason, any property remaining in or upon the Premises may be deemed to become property of Lessor and Lessor may dispose of same as it deems proper with no liability to Lessor and no obligation to Lessee.

10.         Return of Premises.  Lessee shall return the Premises to Lessor, at the expiration or prior termination of this Lease, broom clean and in as good condition and repair as when first received, normal wear and tear, damage by storm, lightning, earthquake or other casualty excepted.  Lessee shall remove its personal property from the Premises at the expiration or prior termination of this Lease.  Failure to comply with this paragraph will constitute holding over by Lessee.

11.         Destruction of or Damage to Premises.  If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Lessor and Lessee as of that date.  If the Premises are damaged, but not wholly destroyed by any of such casualties, rental shall abate in such proportion as use of the Premises has been destroyed, and Lessor shall restore the Premises to substantially the same condition as before damage as speedily as practicable, whereupon full rental shall recommence; provided, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within six (6) months from date of the casualty, then either Lessor or Lessee may terminate this Lease by giving written notice to the other party within thirty (30) days from the date of such casualty.  In the event of such termination, rental shall be apportioned and paid up to the date of such casualty.

12.         Indemnity.  Lessee agrees to indemnify and hold harmless Lessor from and against any loss, claim, damage, or liability resulting from any claims for injuries to persons or damages to property by reason of the use or occupancy of the Premises, the improvements installed by Lessee on the Premises and all expenses incurred by Lessor because of such injuries or occupancy, including attorneys’ fees and court costs.

13.         Governmental Orders.  Lessee agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of the nature of Lessee’s use or occupancy of the Premises or operation of its business.  Lessor agrees to promptly comply with any such requirements if not made necessary by reason of the nature of Lessee’s use, occupancy or operation.  If the cost to Lessor or Lessee, as the case may be, to comply with such requirements, shall exceed a sum equal to one year’s rent (as measured by the year in which the requirements arise), then the party who is obligated under this paragraph to comply with such requirements may terminate this Lease by giving written notice of termination to the other party, which termination shall become effective sixty (60) days after delivery of such notice, and which notice shall eliminate necessity of compliance with such requirement by the party giving notice unless the party receiving such notice of termination shall, before termination becomes effective, pay to the party giving notice all cost of compliance in excess of one year’s rent, or secure payment of such sum in manner satisfactory to the party giving notice.  Notwithstanding any provisions or limitations in this paragraph to the contrary, Lessee shall be responsible for any and all costs and expenses arising from any violations of environmental laws or regulations caused by Lessee’s activities or occupancy of the Premises.  Further, Lessee’s option to terminate this Lease due to the cost of compliance with environmental laws or regulations shall only be available to Lessee if the law or regulation in question was enacted after the date of this Lease.

14.         Condemnation.  If the whole of the Premises, or such portion thereof as will make the Premises unusable for the purpose herein leased, shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then, in any of said events, the term hereby granted shall cease from the time when possession or ownership thereof is taken by public authorities and rental shall be accounted for as between Lessor and Lessee as of that date.  Such termination, however, shall be without prejudice to the rights of either Lessor or Lessee to recover compensation and damage caused by condemnation from the condemnor.  It is further understood and agreed that neither Lessee, nor Lessor, shall have any rights in any award made to the other by any condemnation.

15.         Assignment.  Lessee may not assign this Lease, or any interest thereunder, or sublet the Premises in whole or in part without the prior express written consent of Lessor which shall not be unreasonably withheld and without giving prior written notice to Lessor of intent to assign or sublease.  Any assignees (and of Lessor so elects, any subtenants) shall become liable directly to Lessor for all obligations of Lessee hereunder. No such assignment or sublease nor any subsequent amendment of this Lease shall release Lessee or any guarantor of Lessee’s obligations hereunder.  Lessee agrees not to assign or sublease the Premises to any one who will create a nuisance or trespass, nor use the Premises for any illegal purpose; nor in violation of any valid regulations of any governmental body; nor any manner to vitiate the insurance.  Lessee further agrees that if such subtenant or assignee is required to pay a rental amount greater than the rental amount required to be paid by Lessee hereunder, then Lessor shall be entitled to receive and shall be paid such increased amount.  Upon any such sublease or assignment, Lessee shall provide Lessor with copies of any and all documents pertaining to such sublease or assignment.

16.         Hazardous Substances.  Lessee will not use or suffer the use (by Lessee or any other person or entity) of the Premises as a landfill or as a dump for garbage or refuse, and shall not permit any hazardous or toxic waste, substance, contaminant, asbestos, oil, radioactive or other material, the removal of which is required or the maintenance or storage of which is prohibited, regulated, or penalized by any local, state, or federal agency, authority, or governmental unit, to be brought onto the Premises or if so brought or found located thereon, shall cause the same to be immediately removed, unless the maintenance, handling, storage, use, treatment, and disposal of same is in full compliance with all applicable federal, state and local laws and regulations pertaining thereto, and Lessee’s obligation to so remove shall survive the termination of this Lease. Lessee will not use or suffer the use (by Lessee or any other person or entity) of the Premises in any manner other than in full compliance with all applicable federal, state and local environmental laws and regulations.  If Lessee receives any notice from a governmental agency of violation of any environmental laws and regulations, Lessee shall promptly deliver a copy of such notice to Lessor.  In the event of any release of any hazardous or toxic substances, materials or contaminants at, on, in, under or affecting any portion of the Premises, Lessee shall promptly notify Lessor of such release.  Lessee further covenants and agrees to indemnify, protect and save Lessor harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Lessor or arising from or out of any hazardous or toxic substances, materials or contaminants from all or any portion of the Premises introduced by Lessee (or any person or entity claiming by, through or under Lessee), including, without limitation:  (i) the costs of removal of any and all such hazardous or toxic substances, materials or contaminants from all or any portion of the Premises; (ii) additional costs required to take necessary precautions to protect against the release of such hazardous or toxic substances, materials or contaminants on, in, under or affecting the Premises into the air, any body of water, any other public domain or any surrounding areas; and (iii) any costs incurred to comply, in connection with all or any portion of the Premises with all applicable laws, orders, judgments and regulations with respect to such hazardous or toxic substances, materials or contaminants introduced by, or on behalf of Lessee.  This indemnity shall survive the expiration or earlier termination of this Lease.  In addition, at the end of the term of this Lease or earlier termination hereof, Lessee, upon a reasonably based request by Lessor, shall cause, at Lessee’s expense, an environmental study to be conducted of the Premises by a person or firm approved by Lessor to ensure that no hazardous wastes, hazardous substances or other such materials have been stored, handled, treated or disposed of on the Premises during the term of this Lease in violation of any applicable law.

17.         Default; Remedies.  In the event:  (i) base monthly rent hereunder is not paid at the time and place when and where due and Lessee fails to pay said rent within ten (10) days after notice from Lessor; (ii) the Premises shall be deserted or vacated without Lessor’s prior written consent; (iii) Lessee shall fail to comply with any term, provision, condition, or covenant of this Lease, other than the payment of rent, and shall not cure such failure within twenty (20) days after notice to Lessee of such failure to comply; or (iv) Lessee shall fail to comply with any term, provision, condition, or covenant under any other agreement between Lessee and Lessor, or breach any obligation owing to Lessor or any affiliate of Lessor, and shall not cure such failure or breach within twenty (20) days after notice thereof to Lessee, then in any of such events, Lessor shall have the option at once, or during continuance of such default or condition to do any of the following, in addition to, and not in limitation of any other remedy permitted by law or by this Lease:

(A)      Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor, Lessee agrees to indemnify Lessor for all loss, damage and expense which Lessor may suffer by reason of such termination, whether through inability to relet the Premises, through decrease in rent, through incurring court costs, actual attorneys’ fees or other costs in enforcing this provision or otherwise;

(B)        Lessor, with or without terminating this Lease, may terminate Lessee’s right of possession, and, at Lessor’s option without notice or resort to legal proceedings, reenter, take possession of and rent the Premises at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Lessor deems proper.  Lessee shall be liable to Lessor for the deficiency, if any, between Lessee’s rent hereunder and the rent obtained by Lessor on reletting and for any damage, actual attorney’s fees or other costs incurred by Lessor in enforcing its rights under this provision; or

(C)        Lessor also retains the right to apply for and obtain a dispossessory action against Lessee and to hold Lessee liable for all costs incident to seeking such dispossessory action, including actual attorney’s fees or other costs.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law.  Any notice under this Lease may be given by Lessor or its attorney.

18.         Entry for Carding, Etc..  Lessor may card the Premises “For Lease” or “For Sale” one hundred twenty (120) days before the termination of this Lease.  Lessor may enter the Premises with prior notice to Lessee at reasonable hours during the term of this Lease to exhibit same to prospective purchasers or tenants and to make repairs required of Lessor under the terms hereof, or to make repairs to Lessor’s adjoining property, if any.

19.         Effects of Termination of Lease.  No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Lessor’s right to collect rent for the period prior to termination thereof.

20.         No Estate in Land.  This contract shall create the relationship of landlord and tenant between Lessor and Lessee; no estate shall pass out of Lessor; Lessee has only a possessory interest, not subject to levy and sale, and not assignable by Lessee except as provided in Paragraph 15 above.

21.         Holding Over.  If Lessee remains in possession of the Premises after expiration of the term hereof, Lessee shall be a month-to-month tenant upon the same terms and conditions as contained in this Lease, except that the Base Rent shall be one and one-half times the amount in effect at the end of said term of this Lease.  No holding over by Lessee, whether with or without the consent of Lessor, shall operate to extend the term of this Lease except as otherwise expressly provided in a written agreement executed by both Lessor and Lessee.

22.         Rights Cumulative.  All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.

23.         Notices.  Any notice given pursuant to this Lease shall be in writing and sent by certified mail, return receipt requested, or by reputable overnight courier to:

Lessor:

5830 E. Ponce de Leon Avenue

Stone Mountain, Georgia 30083

Lessee:

Simpson Strong-Tie Company, Inc.

1720 Couch Drive

McKinney, TX 75069

Either party may change its address for notices hereunder by notice properly delivered to the other party as provided in this paragraph.  Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder on the day said notice is deposited in the mail or with the courier.

24.         Waiver of Rights.  No failure of Lessor to exercise any power given Lessor hereunder, or to insist upon strict compliance by Lessee with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Lessor’s right to demand strict compliance with the terms hereof.

25.         Time of Essence.  Time is of the essence in this Lease.

26.         Definitions.  “Lessor” as used in this Lease shall include Lessor, its heirs, representatives, assigns, and successors in title to the Premises.  “Lessee” shall include Lessee, it heirs and representatives, successors, and if this Lease shall be validly assigned or sublet, shall include also Lessee’s assignees or sublessee, as to the Premises covered by such assignment or sublease.  “Lessor” and “Lessee” include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

27.         Exterior Signs.  Lessee shall have the right to erect at Lessee’s sole expense Lessee’s customary identification sign on the front entrance glass of the building on the Premises.  This sign shall be securely attached and parallel to said wall, and shall not be other than a customary trade sign identifying the business of Lessee.  Lessee shall not paint or otherwise deface the exterior walls of the building.  The erection of this sign by Lessee shall be subject to and in conformity with all applicable laws, zoning ordinances and building restrictions or covenants of record and must be approved by Lessor, based on a scaled drawing provided by Lessee, before installation.  In the event a sign is erected by Lessee without Lessor’s consent, Lessor shall have the right to remove said sign and charge the cost of such removal to Lessee as additional rent hereunder.  Except upon prior written consent from Lessor, in no event shall Lessee utilize any portable or vehicular signs at the Premises.  On or before termination of this Lease Lessee shall remove the sign thus erected, and shall repair any damage or disfigurement, and close any holes, caused by such removal.

28.         Ad Valorem Taxes.  Lessee shall pay to Lessor monthly in advance concurrent with other rentals hereunder $4,374 for ad valorem real estate taxes levied against the Premises.   Lessor will pay all ad valorem taxes during each year of the Lease Term granted or any renewal or extension hereof. Lessee shall reimburse Lessor, as additional rent, for all sums paid by Lessor for ad valorem taxes in excess of the total amount of ad valorem taxes paid by Lessee herein.  Lessee shall remit such amounts to Lessor within thirty (30) days of notice from Lessor of such amount. A per diem apportionment shall apply for any year within the term of this Lease, which is less than twelve (12) full months.

29.         Use of Premises.  The Premises shall be used for warehouse distribution and manufacturing of Lessee’s products and related office purposes, and shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate or increase insurance premiums on the Premises, nor for any other purpose.

30.         Insurance.

(A) Lessee shall pay to Lessor monthly in advance concurrent with other rentals hereunder $253.00 for insurance reimbursement. Lessor will carry, at Lessee’s sole cost and expense, “All Risk” or “Special Form” Insurance Coverage on the Premises in an amount not less than the actual replacement cost, excluding foundation and excavation costs, as determined by Lessor.  Lessee shall reimburse Lessor, as additional rent, for all premiums paid by Lessor for such insurance coverage in excess of the total amount paid herein. Lessee shall remit such amounts to Lessor within thirty (30) days of notice from Lessor of such amount.  Lessee will carry, at Lessee’s sole cost and expense, property insurance coverage on all alterations and improvements completed by Lessee and all equipment, inventory, trade fixtures and other personal property of Lessee.  A per diem apportionment shall apply for any year within the term of this Lease, which is less than twelve (12) full months.

(B) Lessee shall procure, maintain and keep in full force and effect at all times during the term of this Lease and any renewal hereof, commercial general liability insurance in an amount not less than $2,000,000.00, per occurrence of coverage for injury (including death) to one or more persons attributable to a single occurrence and for property damage. Lessor shall be an additional insured on Lessee’s liability insurance.  Lessee’s insurance shall be endorsed to be primary to all insurance of Lessor, with Lessor’s insurance being excess, secondary and non-contributing.

(C)        To the full extent permitted by law, Lessor and Lessee each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided however, that the foregoing release by each party is conditioned upon the other party’s carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party’s foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.  All insurance provided for in this Lease shall be effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the state where the Premises are located.  At least 15 days prior to the expiration date of any policy procured by Lessee, the original renewal policy for such insurance shall be delivered by Lessee to Lessor.  Within 15 days after the premium on any such policy shall become due and payable, Lessor shall be furnished with satisfactory evidence of its payment.  The original policy or policies shall be delivered to Lessor at the commencement of this Lease.  If Lessee provides any insurance required by this Lease in the form of a blanket policy, Lessee shall furnish satisfactory proof that such blanket policy complies in all respect with the provisions of this Lease, and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.  If Lessor so requires, the policies of insurance provided for shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgagee clause.  All such policies shall name Lessor as an additional insured notwithstanding any act or negligence of Lessee which might otherwise result in forfeiture of such insurance.  All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be canceled without at least thirty days prior written notice to Lessor and to the Holder of any mortgage to whom loss hereunder may be payable.

31.         Miscellaneous.  If any term, covenant or condition of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.  Any money judgment against Lessor shall be satisfied only out of the right, title and interest of Lessor in the Premises, and in no event shall Lessee have the right to levy execution against any property of Lessor other than its interest in the Premises.  Lessor and Lessee hereby waive trial by jury in any action or proceeding arising under this Lease.  This Lease contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

32.         Radon.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

33.         Landscape and Common Area Maintenance.  Notwithstanding the provisions of Paragraph 6 herein above, Lessor shall provide all material, equipment and labor for exterior landscape and grounds maintenance for the Premises including mowing, mulching, weeding, fertilizing, insecticiding, pruning, routine replacement of trees and shrubbery, and other landscaping, drainage, and irrigation system maintenance.  Lessor will also provide landscaping and maintenance for right-of-way areas, and the common irrigation and storm water management systems which serve the Premises and Westside Industrial Park (“common area maintenance”).  Lessee shall pay to Lessor $1,247 monthly in advance concurrent with other rentals hereunder for said services, including Lessee’s pro-rata share of common area maintenance. Lessor may adjust the monthly fee for said services once annually to cover any increases in Lessor’s actual costs for said services, provided however Lessor shall give Lessee not less than 30 days prior written notice of any adjustments.  Upon being notified by Lessor of said increased amount of grounds and common area maintenance, Lessee will remit same to Lessor within thirty (30) days in the same manner as rent. A per diem apportionment shall apply for any year within the term of this Lease which is less than twelve (12) full months.

EXHIBITS:  The following exhibits, if any, are attached hereto and hereby incorporated herein:

ADDENDUM TO LEASE AGREEMENT

Exhibit A -  Site Plan

Exhibit B – Floor Plan

Exhibit C – Building Specifications

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, effective the day and year first above written.

LESSOR:

Signed, sealed and delivered	STONE MOUNTAIN INDUSTRIAL PARK, INC.
in the presence of:

/s/SIGNATURE NOT LEGIBLE	By:	/s/LARRY CALLAHAN
Witness	Title: Chief Operating Officer

/s/ SIGNATURE NOT LEGIBLE
Witness	[CORPORATE SEAL]

LESSEE:

Signed, sealed and delivered	SIMPSON STRONG–TIE COMPANY, INC.
in the presence of:

/s/JULIE L. FERNANDEZ	By:	/s/MICHAEL J. HERBERT
Witness	Title: Chief Financial Officer

/s/KATHLEEN M. KUWITZKY
Witness	[CORPORATE SEAL]

ADDENDUM TO LEASE AGREEMENT

DATED NOVEMBER 14, 2003

BETWEEN STONE MOUNTAIN INDUSTRIAL PARK, INC. (“LESSOR”)

AND

SIMPSON STRONG-TIE COMPANY, INC. (“LESSEE”)

34.         OMMITTED

35.         HAZARDOUS SUBSTANCES:  Notwithstanding Paragraph 16 herein above, Lessee may use certain paints and solvents incidental to Lessee’s normal manufacturing operations in compliance with the applicable laws and regulations (hereinafter “Permitted uses” and Permitted materials”), provided that Lessee shall remove and legally dispose of all permitted materials from the Premises, at its own expense, at the termination of the Lease and indemnify Lessor, as provided herein above, with respect to any permitted uses and materials.

36.         EXPANSION:  If Lessee requires expanded facilities, Lessor will work with Lessee in good faith to provide Lessee expanded facilities adjoining the Premises under this Lease or elsewhere in Westside Industrial Park upon then mutually agreed rentals, terms and conditions.  Upon Lessee’s commencement of rent payments under any lease with Lessor for expanded facilities elsewhere in Westside Industrial Park, and Lessee’s vacating the Premises under this Lease and returning the Premises to Lessor in accordance with Paragraph 9, hereof, this Lease shall be mutually canceled, without penalty, by written agreement executed at that time.

37.         CANCELLATION OF PRIOR LEASE:  Lessee presently occupies premises owned by Lessor at 8275 Forshee Drive in Building No. 34, Westside Industrial Park, Jacksonville, Florida (the “Prior Premises”) under a lease with Lessor dated June 25, 1996 (the “Prior Lease”).  Effective upon the date that Lessee occupies the Premises under this Lease and rental therefore commences as provided for in this Lease, the Prior Lease shall be and is hereby canceled without penalty and neither Lessee nor Lessor shall have any further obligation to the other under the Prior Lease except that:

(a)                                  Lessee shall have sixty (60) days from the date of Lease Commencement for the Premises at 8700 Jesse B. Smith Court in which it may also occupy the Prior Premises for the purpose of “phasing out” of the space.  Lessee shall not be required to pay any rental for the Prior Premises during this period.   At the end of said sixty (60) days, Lessee shall return the Prior Premises in broom clean condition and in accordance with the terms and conditions of the Prior Lease.

(b)                                 Lessee and Lessor shall promptly “settle accounts” for any amounts involved in pro-ration of rent, utility payments due, or other matters as may be necessary under the Prior Lease.

The provisions of this Paragraph 37 shall serve as the written agreement provided for in Paragraph of the Prior Lease.

38.                                 Early Entrance:  Lessor agrees that portions of the Premises will be made accessible to Lessee as soon as practicable for the purpose of enabling Lessee to enter the Premises to install its trade fixtures and equipment, so long as such entry will not interfere with completion of construction of the Premises.  Lessee agrees to indemnify Lessor from and against all cost, damage and expense (including reasonable attorneys’ fees and expenses) arising from Lessee’s entry onto the Premises prior to Substantial Completion.

39.                                 Renewal Option:  Provided that Lessee is not in default and has not sublet or assigned the Premises, Lessee shall have the option to renew the terms of this lease for one five (5) year term under the same terms and conditions as provided herein, except that the Base Rent shall be increased by the same percentage which the Consumer Price Index shall have increased from the Base Period to the month immediately preceding the month of the commencement of the new Lease Term.  Lessee shall provide Lessor not less than one hundred eighty (180) days prior written notice of its commitment to renew this Lease.

40.                                 Sign Monument:  Lessee may place a corporate sign on the brick pump house located at the entrance to the facility.  All signage shall be in accordance with Westside Industrial Park covenants.